UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2008

SPRING CREEK ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	000-53082	39-2064705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10F, Room#1005, Fortune Int’l Building No. 17, North DaLiuShu Road Hai Dian District, Beijing 100081 People’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-106214-3561

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Operating Officer

On December 2, 2008, the Board of Directors (the “Board”) of Spring Creek Acquisition Corp. (the “Company”) accepted the resignation of Mr. Jimmy (Jim) Yee-Ming Wu as Chief Operating Officer of the Company effective immediately. Mr. Wu will continue as a director of the Company.

Appointment of New Directors and Officers

On December 2, 2008, the Board authorized an increase in the size of the Board from four to eight members and appointed each of Fan Chen, Gary Chang, Tie Qin Ye and Xiaoshan Qian as a director of the Company to fill the vacancies. In addition, Mr. Chen was appointed Chief Operating Officer, Mr. Chang was appointed Chief Investment Officer, Ms. Ye was appointed Executive Vice-President, Finance, and Mr. Qian was appointed Executive Vice-President, Corporate Development.

Mr. Chen was not appointed to the Board pursuant to any arrangements or understandings between Mr. Chen and any other person. The Board has not appointed Mr. Chen to serve on any committee of the Board. Mr. Chen, 50 years old, is an Executive Vice-President at Asian Pacific Enterprises Alliances Pty. Ltd (Australia) where he has worked since June 1994, and he has also been a Director and Senior Vice-President of Live ABC Interactive, Ltd. since November 2006. In addition, Mr. Chen has been a Director and Vice Chairman of Beijing CLIM Commercial Development Co., Ltd. since May 1996. Mr. Chen was also Chairman of Beijing Xinhuacyber Videolink Technology Co., Ltd. from November 1999 to May 2003, and a director of Inner Mongolia Sanbao-Kaolin Co., Ltd. from June 1998 to May 2003. Mr. Chen received his B.S. in Oceanic Biology from Shangdong College of Oceanology in China in 1983, and an MBA from Wollongong University in New South Wales, Australia, in 1994. Mr. Chen is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Prior to his appointment as a director and Chief Investment Officer, Gary Chang served as our special advisor since our inception. Mr. Chang, 59 years old, has served as a Managing Director at Advanced Capital Financial Advisory Ltd., an investment advisory firm, since November 2004 advising companies in the Greater China region on public listings, M&A transactions and bridge lending. From August 2002 to August 2003, Mr. Chang worked as Managing Director of En-Trust Securities (Hong Kong) Co., a member of Hwa Nan Financial Holding Co., handling the securities brokerage and investment banking business in Hong Kong. From August 1991 to March 2002, Mr. Chang served in various capacities at the Polaris Securities Group, an investment banking firm, including as a member of the Board of Directors at both Polaris Taiwan and Polaris Hong Kong, a managing director of the firm’s Hong Kong operations and as an Executive Vice President heading the brokerage, underwriting, proprietary trading and fixed income business units. From 1989 to 1991, prior to joining Polaris, Mr. Chang founded and served as Chairman of Gemini Securities Co., an investment banking firm which then merged with and became a subsidiary of the Polaris Securities Group in 1991. Mr. Chang graduated with a BA in International Economics from the National Chengchi University in Taiwan. Mr. Chang was not appointed to the Board pursuant to any arrangements or understandings between Mr. Chang and any other person. The Board has not appointed Mr. Chang to serve on any committee of the Board. Mr. Chang is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Ms. Ye was not appointed to the Board pursuant to any arrangements or understandings between Ms. Ye and any other person. The Board has not appointed Ms. Ye to serve on any committee of the Board. Ms. Ye, 58 years old, has been the Director of Finance at Live ABC Interactive Corporation since June 2006. Prior to joining Live ABC, Ms. Ye was the Controller and Director of Finance for Beijing Xinhuacyber Videolink Technology Co., Ltd. from January 2001 to May 2004. Ms. Ye graduated from the Beijing Lixin Accounting School in 1995. Ms. Ye is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Mr. Qian was not appointed to the Board pursuant to any arrangements or understandings between Mr. Qian and any other person. The Board has not appointed Mr. Qian to serve on any committee of the Board. Mr. Qian, 50 years old, has been a Vice-President at Live ABC Interactive Corporation since August 2006, and was the General Manager of Live ABC Web Technology Corp. from September 2004 to July 2006. Before joining Live ABC, Mr. Qian was a Senior Engineer at Tianjin Heat Preservation Vessel Company from August 1994 to September 2004. Mr. Qian received his B.S. in electric lighting from Tianjin University in 1983. Mr. Qian is not a party to any transactions listed in Item 404(a) of Regulation S-K.

The Company does not intend to provide any compensation to Messrs. Chen, Qian and Chang or Ms. Ye for their service as directors.

Item 8.01. Other Events

On December 2, 2008, the Company determined that it now falls within the definition of a “Foreign Private Issuer” as defined under the Securities Exchange Act of 1934, as amended because (i) the majority of its executive officers and directors are not United States citizens or residents, (ii) all of its assets are located outside of the United States and (iii) the Company’s business is not administered principally in the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2008	SPRING CREEK ACQUISITION CORP.

	By:	/s/ William Tsu-Cheng Yu
		Name:	William Tsu-Cheng Yu
		Title:	Chief Financial Officer